EXHIBIT 99

FOR IMMEDIATE RELEASE



                      COURT ISSUES RULING IN LEPAGE'S CASE

ST. PAUL, MINN. -- March 26, 2003 -- The United States Court of Appeals for the Third Circuit ruled against 3M yesterday in a federal antitrust claim brought in 1997 by LePage's Inc., a transparent tape competitor of 3M. 3M intends to petition the United States Supreme Court to review the Third Circuit's ruling.

LePage's claim focused on specific rebate programs involving transparent tape and other products. 3M discontinued such programs more than three years ago. Yesterday's ruling affirms a jury verdict entered in 1999 that had been reversed by a prior ruling in 3M's favor by a panel of the Third Circuit court in 2002.

Although the Supreme Court will likely not decide whether to hear 3M's appeal until the fall, 3M expects to record a non-recurring charge in the first quarter of 2003 to reflect yesterday's ruling. As previously announced, the charge will be in the amount of approximately $85 million (pre-tax), plus additional amounts to be determined for interest (after March 31, 2003) and attorney's fees.

ABOUT 3M
3M is a $16 billion diversified technology company with leading positions in consumer and office; display and graphics; electronics and telecommunications; health care; industrial; safety, security and protection services; transportation and other businesses. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index.

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INVESTOR CONTACTS:  Matt Ginter        MEDIA CONTACT:  Stephen Sanchez
                    3M                                 3M
                    (651) 733-8206                     (651) 737-5967

                    Dan Colvin
                    3M
                    (651) 736-2637


FROM:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000                                                   004223